UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNDER ARMOUR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNDER ARMOUR, INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2014

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Tuesday, May 13, 2014 at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland, for the following purposes:

1. To elect nine directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To approve, on an advisory basis, our executive compensation; and

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of the nine nominees to the Board of Directors, “FOR” the approval of our executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Only stockholders of record at the close of business on February 21, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In accordance with our charter, for ten days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection at the office of the Secretary, Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland. This list also will be available at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by indicating so on the proxy card or other voting instruction form that you have received. If you are a stockholder of record as of February 21, 2014, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

Whether or not you intend to be present in person at the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received.

By Order of the Board of Directors

Kevin A. Plank
Chairman of the Board of Directors and Chief Executive Officer

Baltimore, Maryland

March 21, 2014

UNDER ARMOUR, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2014

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and at any adjournment or postponement thereof. The meeting is to be held on Tuesday, May 13, 2014, at 10:00 a.m., Eastern Time, at the Cheer Building, located at the company’s headquarters, 1450 Beason Street, Baltimore, Maryland. We expect to first send or give to stockholders this Proxy Statement, together with our 2013 Annual Report to Stockholders, on approximately March 27, 2014.

Our principal offices are located at 1020 Hull Street, Baltimore, Maryland 21230.

In this Proxy Statement, we refer to Under Armour, Inc. as Under Armour, we or us or the company.

Internet Availability of Proxy Materials

Pursuant to rules of the Securities and Exchange Commission, or SEC, we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2013 Annual Report, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 13, 2014

Our Proxy Statement and 2013 Annual Report to Stockholders are available at

http://investor.underarmour.com/annuals.cfm

Who May Vote

Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on February 21, 2014, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 86,792,517 shares of Class A Stock and 19,687,500 shares of Class B Stock were issued and outstanding. Each share of Class A Stock is entitled to one vote at the Annual Meeting and each share of Class B Stock is entitled to ten votes at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors.

What Constitutes a Quorum

Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation and the ratification of the appointment of our independent registered public accounting firm each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted at the Annual Meeting or for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the nine nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.

How to Vote

You may vote your shares by one of the following methods.

Internet

To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.

Telephone

If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.

Mail

If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person

You may also attend the Annual Meeting and vote in person. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.

Attendance at the Annual Meeting

If you are the record holder of your shares, you will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting are available at http://investor.underarmour.com/annuals.cfm.

Revocation

If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 1020 Hull Street, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Abstentions and Broker Non-Votes

Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with NYSE rules that govern banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors and the advisory approval of our executive compensation are not considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from you) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.

Householding

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES

The following table sets forth certain information known to us regarding the beneficial ownership of our Class A and Class B Stock by:

•	each director;

•	our Chief Executive Officer and the other executive officers named in the 2013 Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	by each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock.

Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 1020 Hull Street, Baltimore, Maryland 21230, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of February 21, 2014, the Record Date for the Annual Meeting of Stockholders. No shares in this table held by our directors or executive officers are pledged as security.

Beneficial Owner	Shares Owned(1)	Options Exercisable within 60 Days	Beneficially Owned Shares	Percentage of Outstanding(2)	Percentage of Voting Shares(3)
Kevin A. Plank (4)	19,695,940	0	19,695,940	18.5%	69.4%
Byron K. Adams, Jr. (5)	10,907	0	10,907	*	*
Douglas E. Coltharp (6)(7)	42,000	17,928	59,928	*	*
Anthony W. Deering (6)	20,200	9,538	29,738	*	*
A.B. Krongard (6)	25,070	17,928	42,998	*	*
William R. McDermott (6)	0	17,928	17,928	*	*
Eric T. Olson (6)	0	0	0	*	*
Harvey L. Sanders (6)	87,000	17,928	104,928	*	*
Thomas J. Sippel (6)(8)	0	10,404	10,404	*	*
Brad Dickerson (9)	0	124,000	124,000	*	*
Kip J. Fulks (10)	100,209	86,000	186,209	*	*
Henry B. Stafford (11)	36,010	69,000	105,010	*	*
All Executive Officers and Directors as a Group (6)(12)	20,046,720	520,654	20,567,374	19.3%	69.7%
5% Stockholders
BlackRock, Inc. (13)	5,179,463		5,179,463	4.9%	1.8%
Fidelity Management & Research Company (14)	12,043,626		12,043,626	11.3%	4.2%
Prudential Financial, Inc. and related parties (15)	5,750,301		5,750,301	5.4%	2.0%
The Vanguard Group (16)	4,375,006		4,375,006	4.1%	1.5%
Wells Fargo & Company (17)	4,361,400		4,361,400	4.1%	1.5%

*	Less than 1% of the shares.
(1)	Includes shares issuable within 60 days of February 21, 2014 upon the vesting of awards of restricted stock units, or RSUs. Does not include RSU awards with shares issuable more than 60 days from February 21, 2014.
(2)

The percentage of outstanding figure takes into account the 19,687,500 shares of outstanding Class B Stock held, directly or indirectly, by Kevin A. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of

Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Kevin A. Plank, less than one percent, all executive officers and directors as a group, 1.0%, BlackRock, Inc., 6.0%, Fidelity Management & Research Company, 13.9%, Prudential Financial, Inc., 6.6%, The Vanguard Group, 5.0% and Wells Fargo & Company, 5.0%.
(3)	Each share of Class A Stock has one vote and each share of Class B Stock has ten votes. The percentage of voting shares reflects the combined effects of both Class A Stock and Class B Stock.
(4)	Includes 8,440 shares of Class A Stock and 18,477,050 shares of Class B Stock beneficially owned by Mr. Plank individually or in trust, 93,750 shares of Class B Stock held by Mr. Plank’s charitable foundation and 1,116,700 shares of Class B Stock held by two limited liability companies controlled by Mr. Plank. Mr. Plank has appointed Thomas J. Sippel as the manager of the limited liability companies. The manager has voting control over the shares held by the companies and shares investment control with Mr. Plank over the shares held by these companies. Because the 19,687,500 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 19,687,500 shares of Class A Stock into which the Class B Stock may be converted. Does not include RSUs for 13,333 shares and any RSUs with performance based vesting.
(5)	Does not include RSUs for 55,000 shares, 20,091 deferred stock units, or DSUs, earned by Mr. Adams for his service as a non-management director prior to being hired by the company in October 2011, and any RSUs with performance based vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after he leaves the Board, or sooner upon his death or disability.
(6)	Does not include DSUs or RSUs held by non-management directors. The RSUs for each non-management director (with the exception of Admiral Olson) vest in full on the date of the 2014 Annual Meeting of Stockholders. For Admiral Olson, the RSUs for 1,314 shares vest on the date of the 2014 Annual Meeting of Stockholders and for 1,411 shares vest in two remaining equal annual installments on July 1, 2014 and July 1, 2015. The RSUs will be converted to DSUs on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	DSUs	RSUs
Douglas E. Coltharp	23,532	1,314
Anthony W. Deering	24,562	1,314
A.B. Krongard	28,586	1,314
William R. McDermott	25,797	1,314
Eric T. Olson	2,029	2,725
Harvey L. Sanders	26,643	1,314
Thomas J. Sippel	23,532	1,314

(7)	Includes 41,500 shares of Class A Stock beneficially owned by Mr. Coltharp individually and 500 shares of Class A Stock held by two Uniform Transfer to Minors Act accounts.
(8)	Does not include 1,116,700 shares of Class B Stock held by two limited liability companies controlled by Kevin A. Plank for which Mr. Sippel serves as manager. These shares are included in Mr. Plank’s beneficial ownership (see Note (4) above).
(9)	Does not include RSUs for 10,000 shares and any RSUs with performance based vesting.
(10)	Does not include stock options for 50,000 shares exercisable more than 60 days from the Record Date, RSUs for 16,667 shares and any RSUs with performance based vesting.
(11)	Includes 20,000 shares of restricted stock. Holders of restricted stock have sole voting power and, until the restrictions on the shares lapse, no investment power. Does not include stock options for 42,500 shares exercisable more than 60 days from the Record Date, RSUs for 6,000 shares and any RSUs with performance based vesting.
(12)

Includes shares shown as beneficially owned by the directors and executive officers as a group (16 persons). Includes 20,000 shares of restricted stock. Holders of restricted stock have sole voting power and, until the restrictions on the shares lapse, no investment power. Does not include stock options for 92,500 shares exercisable more than 60 days from the Record Date, RSUs for 191,109 shares and any RSUs with performance based vesting.
(13)	According to their report on Schedule 13G, as of December 31, 2013, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 5,179,463 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 4,787,287 shares and no power to vote 392,176 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022.
(14)	According to their report on Schedule 13G, as of December 31, 2013, Fidelity Management & Research Company, or Fidelity, and certain affiliates of Fidelity, were deemed to beneficially own in the aggregate 12,043,626 shares of our Class A Stock held for investment advisory accounts. According to the Schedule 13G, the reporting persons had sole power to vote 107,367 shares and no power to vote 11,936,259 shares, and sole power to dispose of all of these shares. The principal business address of Fidelity is 245 Summer Street, Boston, Massachusetts 02210.
(15)	According to their report on Schedule 13G, as of December 31, 2013, Prudential Financial, Inc., or Prudential, and certain affiliates of Prudential, were deemed to beneficially own in the aggregate 5,750,301 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 352,251 shares, shared power to vote 2,757,522 shares and no power to vote 2,640,528 shares, and sole power to dispose of 352,251 shares and shared power to dispose of 5,398,050 shares. Jennison Associates LLC, or Jennison, filed a separate Schedule 13G reporting beneficial ownership of 5,699,693 shares. However, these shares have not been listed separately because they are included in the shares reported by Prudential, which indirectly owns 100% of the equity interest in Jennison. Jennison furnishes investment advice to investment companies, insurance separate accounts and institutional clients holding shares of our Class A stock, and as a result of its role as investment adviser, Jennison may be deemed to be the beneficial owner of these shares. The principal business address of Prudential is 751 Broad Street, Newark, New Jersey 07102. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017.
(16)	According to their report on Schedule 13G, as of December 31, 2013, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 4,375,006 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 77,503 shares and no power to vote 4,297,503 shares and sole power to dispose of 4,310,303 shares and shared power to dispose of 64,703 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(17)	According to their report on Schedule 13G, as of December 31, 2013, Wells Fargo & Company, or Wells Fargo, and certain affiliates of Wells Fargo, were deemed to beneficially own in the aggregate 4,361,400 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 13,040 shares, shared power to vote 4,150,118 shares and no power to vote 198,242 shares and sole power to dispose of 13,040 shares, shared power to dispose of 4,336,607 shares and no power to dispose of 11,753 shares. The principal business address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94104.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election at the Annual Meeting

There are nine nominees for election to the Board of Directors at the Annual Meeting. Each nominee currently serves as a director. Biographical information for each nominee for director is set forth below. In addition, information about the experience, qualifications, attributes and skills considered by our Corporate Governance Committee and Board in determining that the nominee should serve as a director is set forth below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Nine directors will be elected at the 2014 Annual Meeting to hold office until their successors are elected and qualified. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Kevin A. Plank, Chairman of the Board and Chief Executive Officer of Under Armour, Inc., age 41, is the founder of Under Armour and has served as our Chairman of the Board of Directors and Chief Executive Officer since 1996. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc. and is a member of the Board of Trustees of the University of Maryland College Park Foundation.

As our founder, leader and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board.

Byron K. Adams, Jr., Senior Advisor to the Chairman of Under Armour, Inc., age 59, has been a director of Under Armour since September 2003. Since October 2013, Mr. Adams has served as Senior Advisor to our Chairman, and prior to that, he served as Chief Performance Officer from October 2011 to September 2013, with primary responsibility for the development of company-wide business strategy, human resources and organizational alignment and processes. Prior to joining our Company, Mr. Adams founded and was a managing director of Rosewood Capital, LLC from 1985 to September 2011. Rosewood Capital is a private equity firm focused on consumer brands that, through its affiliates, was the institutional investor in our company prior to our initial public offering. At Rosewood Capital, Mr. Adams was primarily responsible for assisting management teams in the development of their business strategies and organizations.

Mr. Adams’ qualifications to serve on our Board include his 26 years of experience with the private equity firm Rosewood Capital which invested in and advised consumer growth companies, and his most recent experience as a senior executive at our company with significant leadership responsibility, including developing company-wide business strategy.

Douglas E. Coltharp, Executive Vice President and Chief Financial Officer, HealthSouth Corporation, age 52, has been a director of Under Armour since December 2004. Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007. Within the past five years, Mr. Coltharp served on the Board of Directors of Rue 21, Inc. and Ares Capital Corporation.

Mr. Coltharp’s qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly-traded consumer retailer, and his more recent leadership experience as Executive Vice President and Chief Financial Officer of a large publicly-traded company, HealthSouth Corporation.

Anthony W. Deering, former Chief Executive Officer and Chairman, The Rouse Company, age 69, has been a director of Under Armour since August 2008. Since 2005, Mr. Deering has served as Chairman of Exeter Capital, LLC, a private investment firm. Prior thereto, Mr. Deering served as Chairman of the Board and Chief Executive Officer of The Rouse Company, a large publicly-traded national real estate company, from 1997 to 2004. With The Rouse Company since 1972, Mr. Deering previously had served as Vice President and Treasurer, Senior Vice President and Chief Financial Officer and President and Chief Operating Officer. Mr. Deering serves on the Board of Directors of Brixmor Property Group, Inc., and is a member of its Audit Committee. Mr. Deering also serves as Lead Independent Director on the Boards of the T. Rowe Price Mutual Funds (which includes 146 mutual funds) and is a member of the Deutsche Bank Americas Regional Client Advisory Board. Within the past five years, Mr. Deering served on the Board of Directors of Vornado Realty Trust.

Mr. Deering’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded company, The Rouse Company, including as Chief Financial Officer, Chief Operating Officer and for seven years as Chief Executive Officer and Chairman of the Board.

A.B. Krongard, former Chief Executive Officer and Chairman, Alex.Brown, Incorporated, age 77, has been a director of Under Armour since July 2005 and Lead Director since May 2006. Mr. Krongard served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 2001. Mr. Krongard serves on the Board of Directors of Iridium Communications, Inc. and is a member of its compensation committee and Chairman of its nominating and corporate governance committee and serves on the Board of Directors of Apollo Global Management and is a member of its audit committee. Within the past five years, Mr. Krongard served on the Board of Directors of PHH Corporation.

Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly-traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board, and his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency.

William R. McDermott, Co-Chief Executive Officer and Executive Board Member, SAP AG, age 52, has been a director of Under Armour since August 2005. Since February 2010, Mr. McDermott has served as the Co-Chief Executive Officer and Executive Board Member of SAP AG. Prior thereto, he served as President of Global Field Operations and Executive Board Member of SAP AG and as Chief Executive Officer of SAP Americas & Asia Pacific Japan. SAP is a business software company that provides collaborative business solutions to companies of all sizes. Prior to joining SAP in 2002, Mr. McDermott served as Executive Vice President of Worldwide Sales Operations at Siebel Systems from 2001 to 2002, and President of Gartner, Inc. from 2000 to 2001. Mr. McDermott rose through the ranks at Xerox from 1983 to 2000. In his last leadership position at Xerox, Mr. McDermott served as a division President and Corporate Officer from 1997 to 2000. Mr. McDermott is currently serving on the Board of Directors of ANSYS, Inc., a provider of engineering and simulation software and technologies, and as a member of its compensation and nominating and corporate governance committees. Within the past five years, Mr. McDermott served on the Board of Directors of PAETEC Holding Corp.

Mr. McDermott’s qualifications to serve on our Board include his leadership experience with a leading global business SAP AG, as Co-Chief Executive Officer and Executive Board Member.

Eric T. Olson, Admiral, U.S. Navy (Retired) and former Commander, U.S. Special Operations Command, age 62, has been a director of Under Armour since July 2012. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation.

Admiral Olson’s qualifications to serve on our Board include his past leadership experience as Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.

Harvey L. Sanders, former Chief Executive Officer and Chairman, Nautica Enterprises, Inc., age 64, has been a director of Under Armour since November 2004. Mr. Sanders is the former Chairman of the Board of Directors, Chief Executive Officer and President of Nautica Enterprises, Inc. He served as Chairman from 1993 to 2003 and as Chief Executive Officer and President from 1977 to 2003, until VF Corporation acquired Nautica Enterprises, Inc. in 2003. Mr. Sanders currently serves as a member of the Board of Directors for the Boomer Esiason Foundation for Cystic Fibrosis and the Starlight Starbright Foundation and as a member of the Board of Trustees of the University of Maryland College Park Foundation.

Mr. Sanders’ qualifications to serve on our Board include his past leadership experience in the consumer retail sector, including over 25 years as President and Chief Executive Officer and 10 years as Chairman of the Board of Nautica Enterprises, Inc., a former leading publicly-traded apparel brand and retailer.

Thomas J. Sippel, Partner, Gill Sippel & Gallagher, age 67, has been a director of Under Armour since July 2001. Mr. Sippel is a partner of the law firm Gill Sippel & Gallagher, where he has worked since 1975, specializing in corporate law, company formation and representation of businesses.

Mr. Sippel’s qualifications to serve on our Board include his 39 years of experience as a corporate lawyer advising businesses, including our company in its early stages of growth and development.

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

Our Board of Directors currently has nine members. Seven directors are non-management directors, with two-thirds of our Board being independent directors.

Kevin Plank currently serves as Chief Executive Officer and Chairman of the Board for our company. We believe combining the roles of chairman and chief executive officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As our founder and our largest stockholder, with beneficial ownership of approximately 18.5% of our outstanding stock and majority voting control of our company, we believe Mr. Plank is the appropriate person to lead both our Board and the management of our business.

Lead Director

To further strengthen our corporate governance structure and provide independent oversight of our company, the Board has appointed Mr. Krongard as our lead independent director. As Lead Director, Mr. Krongard acts as a liaison between the non-management directors of the Board and Mr. Plank and the other members of our management team, chairs regular executive sessions of the Board without Mr. Plank present and performs other functions as requested by the non-management directors.

Communication with Directors

If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 1020 Hull Street, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our investor relations website at www.uabiz.com, under “Investors-Governance.”

Stockholders Meeting Attendance

Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring attendance by directors at such meetings. All of our directors then serving on the Board attended the 2013 Annual Meeting of Stockholders.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our code of business conduct and ethics, visit our investor relations website at www.uabiz.com, under “Investors-Governance.”

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board delegates much of this responsibility to the Audit Committee. Under its charter, the committee’s responsibilities include to inquire of management, our Senior Director of Risk Management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from our Senior Director of Risk Management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs and our internal audit function. The Compensation Committee has the responsibility to review the risks of our compensation policies and practices. Our full Board periodically reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines to further align the financial interests of the company’s executives and non-management directors with the interests of our stockholders. The guidelines provide that executive officers should own company stock with a value at least equal to ten times annual base salary for the CEO, three times annual base salary for Executive Vice Presidents and one time annual base salary for all other executive officers. The guidelines provide that non-management directors should own company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years and non-management directors within three years. The company’s stock ownership guidelines can be found on our website at www.uabiz.com, under “Investors-Governance.”

All executive officers and non-management directors are in compliance with the guidelines with the exception of persons new to their roles within the last few years. We anticipate these persons will be in compliance with the guidelines within the required time frame.

Kevin Plank, the company’s Chief Executive Officer and Chairman of the Board, and our founder, currently has a base salary of $26,000, which was his approximate salary when he founded the company. He owns 19,695,940 shares of stock valued at more than $2 billion as of the February 21, 2014 record date for the Annual Meeting of Stockholders, far above the multiple of ten times salary minimum ownership requirement, even assuming a significantly higher salary amount more typical for a Chief Executive Officer at a company of our size.

Independence of Directors

The Board has determined that the following six directors are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Douglas E. Coltharp, Anthony W. Deering, A.B. Krongard, Eric T. Olson, William R. McDermott and Harvey L. Sanders. The Board considered the following relationships when determining the independence of directors.

Mr. McDermott is the Co-Chief Executive Officer and Executive Board member of SAP AG. The company has standard industry license agreements for SAP software. In 2013, we paid approximately $3.7 million to SAP in connection with the licensing of software and related support services, or a little more than one hundredth of one percent of SAP’s 2013 worldwide revenues of over €16.8 billion. The Board has determined that this relationship is an insignificant relationship that has no effect on Mr. McDermott’s independence.

Kevin Plank, our Chairman of the Board and Chief Executive Officer, and Byron K. Adams, Jr., our Senior Advisor to the Chairman, are not independent because they are members of management. Our Board has determined that Mr. Sippel is not independent because he provides certain personal legal services to Kevin Plank. The amount of fees paid to Mr. Sippel’s firm by Mr. Plank for these legal services in 2013 was under $100,000.

Board Meetings and Committees

Our Board meets regularly throughout the year. During 2013, there were 8 meetings of the Board. In 2013, all current directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members.

The Board has the following three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The table below provides current membership and meeting information for 2013 for each of these committees. Mr. Coltharp joined the Compensation Committee in January 2014.

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
Douglas E. Coltharp	X	X	X
Anthony W. Deering	X	X
A.B. Krongard	*X
William R. McDermott			*X
Eric T. Olson			X
Harvey L. Sanders		*X
Total Meetings in 2013	9	7	4

*	Committee Chair

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.uabiz.com, under “Investors-Governance.” The Board has determined that each member of these committees is independent under NYSE listing standards. In addition, the Board has determined that the members of the Compensation Committee satisfy the new enhanced independence criteria of the NYSE.

Audit Committee

Mr. Krongard serves as the chairman of the Audit Committee. This committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the internal audit function for Under Armour and is responsible for the appointment of the Director of Internal Audit, who reports directly to the committee. The Audit Committee Report for 2013 is included in this Proxy Statement under “Audit Committee Report.”

The Board has determined that all the committee members are independent, financially literate and qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.

Compensation Committee

Mr. Sanders serves as the chairman of the Compensation Committee. This committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of stock options, restricted stock units and other awards under our equity incentive plans, and advises the Board on director compensation. Pursuant to its charter, the committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee. However, the committee has not delegated any such responsibilities.

Our CEO and other senior executives evaluate the performance of our executive officers and make recommendations to the Compensation Committee concerning their compensation. The committee considers these evaluations and recommendations, and its evaluation of the CEO in determining the compensation of our CEO and our other executive officers.

Pursuant to its charter, the Compensation Committee has the authority to obtain advice and assistance from advisors. From time to time the committee has engaged the services of Towers Watson, an independent compensation consultant, to provide executive compensation consulting services to the committee. This consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the consultant may collaborate with management to obtain data, provide background on compensation programs and practices, and clarify pertinent information. For 2013 executive compensation, the committee did not rely on the consultant to evaluate, determine or recommend the amount or form of executive compensation.

Additional information concerning the processes and procedures for the consideration and determination of executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee Report for 2013 is included under the “Compensation Committee Report” section of this Proxy Statement.

In early 2014, the Compensation Committee reviewed the risks of our compensation policies and practices. The company’s Senior Director of Risk Management conducted a risk assessment of our compensation policies and practices for all employees and this assessment was reviewed by the committee. The risk assessment included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, and other aspects of our compensation programs. Based on this review and assessment, we concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Corporate Governance Committee

Mr. McDermott serves as the chairman of the Corporate Governance Committee. This committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board, and advises our Board regarding committee composition and structure and other corporate governance matters. The committee also periodically reviews succession planning for our chief executive officer and other senior executive positions.

Identifying and Evaluating Director Candidates

The Corporate Governance Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.

The Corporate Governance Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity, including gender and ethnicity. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the independence requirements of the NYSE.

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors” section of this Proxy Statement. The Board has not established term limits for directors because of the concern that term limits may deprive the company and its shareholders of the contribution of directors who have been able to develop valuable insights into the company and its operations over time. Our corporate governance guidelines do provide that a director is expected not to stand for reelection after the age of 75. The Corporate Governance Committee recommended the Board nominate Mr. Krongard, age 77, for reelection to the Board based on his continued strong leadership and service on the Board both as Audit Committee Chairman and Lead Director, and the Board agreed with this recommendation.

The Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity, including gender and ethnicity, in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and oversight of our business, and as our business expands we hope to attract directors with a broader range of backgrounds and experiences.

The Corporate Governance Committee has authorized the chairman of the committee, in consultation with the CEO and Chairman of the Board and other members of management, to develop criteria for selecting new director candidates and to consider and recruit new candidates as needed. The chairman of the committee reports periodically to the full committee on these efforts. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time the committee uses the services of a third party search firm to assist it in identifying and screening candidates.

In addition, the Corporate Governance Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the candidate to the chairman of the committee. See “Communications with Directors” above for how to communicate with the chairman of the committee. Our bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.

Compensation of Directors

Retainers

The compensation arrangement for non-management directors during 2013 was as follows:

Annual Retainer for each Director	$55,000

Annual Retainer for Committee Chairs
Audit Committee	$15,000
Compensation Committee	$12,500
Corporate Governance Committee	$10,000
Annual Retainer for Lead Director	$25,000

The cash retainers are payable in quarterly installments and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Deferred stock units will be settled in shares of our Class A Stock on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. We do not pay meeting fees for any Board or standing committee meetings.

Equity Awards

Non-management directors also receive the following equity awards:

•	Upon initial election to the Board, an award of restricted stock units valued (on the grant date) at $100,000 with the units vesting in three equal annual installments; and

•

An annual award of restricted stock units valued (on the grant date) at $75,000 following each Annual Meeting of Stockholders, with the units vesting in full at the next year’s Annual Meeting of Stockholders.

The restricted stock units vest earlier than the scheduled vesting term upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.

The table below sets forth information concerning the compensation of our non-management directors for 2013.

Director Compensation for 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Douglas E. Coltharp	$55,000	$75,000	$130,000
Anthony W. Deering	$55,000	$75,000	$130,000
A.B. Krongard	$95,000	$75,000	$170,000
William R. McDermott	$65,000	$75,000	$140,000
Eric T. Olson	$55,000	$75,000	$130,000
Brenda Cornish-Freeman (4)	$46,033	$75,000	$121,033
Harvey L. Sanders	$67,500	$75,000	$142,500
Thomas J. Sippel	$55,000	$75,000	$130,000

(1)	Non-management directors may elect to defer cash compensation into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units received for those directors who made this election.

Name	2013 Cash Deferred ($)	Deferred Stock Units
Douglas E. Coltharp	$55,000	825
Anthony W. Deering	$55,000	825
A.B. Krongard	$95,000	1,425
William R. McDermott	$65,000	975
Harvey L. Sanders	$67,500	1,013
Thomas J. Sippel	$55,000	825

(2)	The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the stock awards granted in 2013. Each non-management director, with the exception of Admiral Olson, held restricted stock units for 1,314 shares as of December 31, 2013. As of December 31, 2013, Admiral Olson held restricted stock units for 2,725 shares, which includes restricted stock units awarded when he was appointed to the Board in July 2012. Each of the non-management directors also held 17,928 fully vested stock options as of December 31, 2013, with the exception of Mr. Deering who held 9,538 stock options, Mr. Sippel who held 10,404 and Admiral Olson who does not hold any stock options. Beginning in 2010 we no longer included stock options in our director compensation program.
(3)	We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	Brenda Cornish-Freeman resigned from the Board on November 1, 2013. Her annual retainer fee for 2013 was prorated for the time she served on the Board and her $75,000 annual restricted stock unit award for 2013 was forfeited in accordance with the terms of the award.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion and analysis of our compensation policies and decisions regarding the 2013 compensation for our executive officers named in the compensation tables in this Proxy Statement.

Executive Summary and Highlights for 2013

For 2013 nearly 100% of the annual compensation potential for our Chief Executive Officer, or CEO, Kevin Plank and a substantial portion of the annual compensation potential for our other executive officers was directly tied to the financial performance of our company, primarily through:

•	our annual cash incentive plan with awards earned based on our financial performance in 2013; and

•

our annual performance based restricted stock unit awards for 2013 with vesting tied to our financial performance in 2013 and 2014, continuing our practice which began in 2009 of making our annual equity awards performance based.

Our performance for 2013 was strong across all measures considered under our annual cash incentive plan:

•	Net revenues were $2.33 billion, an increase of 27% over 2012, and well above the revenue level of $2.0 billion required to be eligible for incentive awards under the plan.

•	Operating income was $265 million, an increase of 27% over 2012, and at the stretch level set for incentive awards under the plan.

This strong performance resulted in higher awards under our annual cash incentive plan as compared to 2012, with the award nearly at the stretch level in 2013 as compared to the target level in 2012.

The performance targets for the restricted stock unit awards granted in 2013 were set at levels that management and the Compensation Committee believed would ensure that the awards vest only following meaningful operating income growth in 2013 and 2014.

In addition to the substantial portion of compensation tied to performance, other elements of our compensation for our executive officers that we believe are aligned with best practices and contribute to a reasonable compensation program include:

•

commencing with equity awards granted in 2014, a change from automatic vesting upon a change in control (generally referred to as “single trigger”) to vesting following a change in control only if employment is terminated without cause or for good reason (generally referred to as “double trigger” );

•

limited other severance protections, with the protections primarily following a change in control and only if employment is terminated without cause or for good reason (again, generally referred to as “double trigger”);

•	beginning in 2013, a “clawback” provision in our annual cash incentive plan requiring our company to seek to recover awards under this plan for improper conduct as required under applicable law;

•	no pension or supplemental retirement plan;

•	no company contributions to our deferred compensation plan in 2013 for any executive officer;

•	limited other benefits and perquisites for these executives;

•	no employment agreements with our named executive officers;

•

stock ownership guidelines for our executive officers designed to encourage our executives to retain meaningful levels of our stock to further align their interests with the interests of our stockholders; and

•	a prohibition on hedging of Under Armour shares, with no director or executive officer having any shares pledged as security.

Advisory Vote to Approve Executive Compensation

At our 2013 Annual Meeting of Stockholders we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Compensation Committee and the Board reviews the voting results and seeks to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.

Our stockholders overwhelmingly approved our “say on pay” proposal at our 2013 Annual Meeting of Stockholders, with more than 99% of the votes cast voting to approve our executive compensation. The Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2014 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.

Objectives of our compensation program and what our compensation program is designed to reward

The overall objectives of our compensation program for our executive officers are to attract and retain highly qualified executives committed to our brand and our mission, to motivate our executives to build and grow our business profitably, and to align the interests of our executives with the interests of our stockholders. Our compensation program is designed to reward our executives for growth in our net revenues and operating income, primarily through our annual cash incentive plan and our performance based equity awards. In addition, our equity awards incentivize our executive officers to generate positive returns for our stockholders.

Elements of our compensation

Our compensation consists primarily of:

•	salary;

•	an annual cash incentive award based primarily on the annual performance of the company;

•	equity awards, including our annual performance based equity award with the amount eligible to vest tied to the performance of the company; and

•	minimal benefits and perquisites.

We do not offer pension or other retirement plans for executives, other than a 401(k) plan that is offered to our employees generally. We have a deferred compensation plan pursuant to which executives may defer certain compensation; however we did not make any company contributions to this plan in 2013 for any executive officers.

Compensation Committee review process

In late 2013 and again in early 2014, in conjunction with the approval of the 2013 annual cash incentive plan awards and 2014 salaries and annual equity awards for executive officers, the Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included:

•	summary compensation information for 2011 through 2013;

•	the value realized upon exercise of stock options and vesting of restricted stock in 2013;

•	the value realized from stock sales since our initial public offering in 2005;

•	the value of outstanding stock options, restricted stock units, restricted stock and unrestricted stock held at the end of 2013;

•	balances and investment returns under our deferred compensation plan; and

•	a summary of compensation to be paid upon a termination of employment under various circumstances, and upon a change in control of Under Armour.

The Compensation Committee reviewed similar tally sheet data in early 2013 in conjunction with the approval of 2013 salaries and annual equity awards for executive officers.

As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in the determination of executive compensation levels, including the executive’s prior experience, the position and level of responsibility with our company and company and individual performance.

Management’s role in determining compensation

As discussed throughout this Compensation Discussion and Analysis section, our management makes recommendations to the Compensation Committee on salaries, annual incentive awards and other types of compensation for executive officers, other than our CEO, Kevin Plank. Mr. Plank, with input from other senior executives, has generally recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the department or departments for which the executive officer has responsibility and contributions made to the overall success of our business. These executives, including our Chief Financial Officer and our General Counsel and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual incentive plan and our equity awards, including the restricted stock unit awards with vesting tied to our company’s performance. Most of these executives attend meetings of the Compensation Committee. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Determining amounts of compensation

Salary

The Compensation Committee approves salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility.

In 2008, our CEO Mr. Plank voluntarily reduced his salary from $500,000 to $26,000, which was his approximate salary when he founded our company. As our largest stockholder, he believes he should be compensated for his services based primarily on our company’s performance through our annual incentive plan and annual performance based equity awards as discussed below.

Mr. Plank proposed and the Compensation Committee approved salary increases for 2013 for certain executive officers, including for our Chief Financial Officer Mr. Dickerson. Mr. Dickerson’s salary increased from $460,000 in 2012 to $500,000 in 2013, based in part on Mr. Dickerson’s continued strong performance in 2012 driving improved financial discipline and planning for our business, highlighted by a 28.2% increase in our operating income from 2011 to 2012 and a 30 basis point improvement in our operating income percentage from 11.1% in 2011 to 11.4% in 2012. The committee also desired to bring Mr. Dickerson’s salary more in line with other senior executives at our company.

The following table summarizes adjustments made to base salaries for our named executive officers from 2012 to 2013:

	2013 Base Salary ($)	% Increase from 2012
Kevin A. Plank, Chairman of the Board and Chief Executive Officer	26,000	0%
Brad Dickerson, Chief Financial Officer	500,000	8.7%
Kip J. Fulks, Chief Operating Officer and President of Product	556,200	3.0%
Henry B. Stafford, President of North America	545,900	3.0%
Byron K. Adams, Jr., Senior Advisor to the Chairman	515,000	3.0%

Annual Cash Incentive Award

Plan Design and Performance Measures

We have an annual cash incentive plan for our executive officers. Under the plan, executives are eligible for a cash incentive award based primarily on company performance during the year. The primary performance measures considered for 2013 were net revenues and profitability.

•	Net Revenues

For 2013, company performance was assessed first on the level of net revenue growth. If the company achieved a certain minimum net revenue growth for 2013, then executives would be eligible for annual incentive awards under the plan. Management and the Compensation Committee viewed net revenue growth as a fundamental indicator of our business strength.

•	Profitability

In addition, our 2013 plan included levels of operating income growth for 2013. Assuming the minimum net revenue growth was achieved, annual incentive award amounts would vary based on our operating income for 2013, which includes the impact of the incentive awards. Operating income measures were included to ensure that management was operating the business in a profitable manner.

•	Other Performance Measures

Our annual cash incentive plan for 2013 was based primarily on the overall company performance measures described above. For executives in charge of certain business units, including Mr. Stafford who has oversight responsibility for our U.S. wholesale sales, U.S. retail and U.S. ecommerce businesses, 50% of their incentive award was tied to the performance of their respective business units based primarily on the net revenue growth and profitability of the business units. These measures, when combined with the other business units, align with the consolidated measures discussed above.

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2013:

2013 Net Revenues required to be eligible for an award	$2.0 billion (9% increase from 2012)

2013 Operating Income Targets

Threshold: $257 million (23% growth)

Target: $261 million (25% growth)

Stretch: $265 million (27% growth)

The higher operating income targets must include the funding for higher incentive award amounts. As a result, the company must otherwise increase operating income by approximately 7-8% to move from the threshold to target level, and another 6-7% to move from the target to stretch level, in order to fund higher incentive award amounts and achieve a higher operating income.

Our annual cash incentive plan for 2013 also considered our inventory position because of the continued significance of inventory management to our financial condition and our operating efficiency. We measured our inventory position based on our inventory days forward coverage at year-end. Inventory days forward coverage is a measure indicating the estimated number of days of future sales to cover the value of inventory at year-end. A lower number of days forward coverage is a general indicator of more efficient inventory management. Annual incentive award payouts could be adjusted down 0%-20% based on our failure to achieve 120 days or fewer of days forward coverage.

Incentive Award Levels

For 2013, the Compensation Committee set the following award levels under our annual cash incentive plan (the same levels as 2012):

	Threshold (Pays at 33.3% of Target)	Target	Stretch (Pays at 167% of Target)

Chief Executive Officer	$500,000	$1.5 million	$2.5 million

Other Named Executive Officers	20% of annual salary	60% of annual salary	100% of annual salary

The maximum annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.

2013 Annual Cash Incentive Awards

Below is a summary of the primary performance measures considered in our annual cash incentive plan for 2013, as compared to our actual results for 2013 and 2012:

2012 Results	2013 Performance Measures	2013 Results	2013 Results vs. 2012 Results
Net Revenues-$1.83 billion	Net Revenues-$2.0 billion	Net Revenues-$2.33 billion	+ 27%

Operating Income-$209 million	Operating Income- Threshold $257 million Target $261 million Stretch $265 million	Operating Income-$265 million	+ 27%

Management and the Compensation Committee believed that the minimum net revenue level of $2.0 billion necessary for executives to be eligible for an annual cash incentive award for 2013 was set high enough to ensure that the minimum incentive award amounts would only be paid if we continued to demonstrate meaningful net revenue growth, and that operating income targets for 2013 were set appropriately to incentivize our management to continue to drive meaningful operating income growth.

Our performance for 2013 was strong across all measures considered under the annual cash incentive plan:

•	Net revenues were $2.33 billion, an increase of 27% over 2012, and well above the level of $2.0 billion required to be eligible for incentive awards under the plan.

•	Operating income was $265 million, an increase of 27% over 2012, and at the stretch level for incentive awards under the plan.

Our business units also produced generally strong results consistent with the overall results for the company. These business units included our U.S. wholesale, U.S. retail and U.S. ecommerce business units managed by Mr. Stafford, our President of North America.

We achieved an inventory forward days coverage of approximately 126 days at the end of 2013, slightly above the target of 120 days set under the annual cash incentive plan. Based on the overall strong results for the company in 2013 and the fact that the inventory level was only slightly above the target set under the plan, management recommended and the committee approved a 5% reduction to annual incentive award payouts for the named executive officers, within the 0%-20% range set under the plan.

The annual cash incentive award for our executives is primarily determined based on the company and business unit financial performance measures discussed above. However, the Compensation Committee considers the overall performance of our CEO and the other executive officers, and may adjust up or down the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. For 2013, the committee did not make any adjustments to the annual cash incentive awards for the named executive officers based on individual performance.

Based on the overall strong results for the company as discussed above, including net revenues, operating income, business unit performance and inventory management, the committee approved 2013 annual cash incentive awards for the named executive officers at approximately 158% of the target level, or approximately 5% below the stretch level of 167% of target.

For the annual cash incentive amounts paid to the named executive officers, see the “2013 Summary Compensation Table” below.

Equity Awards

Management and the Compensation Committee believe equity awards are an important component of executive compensation and serve to better align the interests of our executives with those of our stockholders.

The committee approves equity awards under our 2005 Amended and Restated Omnibus Long-Term Incentive Plan. The purpose of the long-term incentive plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour.

Performance Based Equity Awards

In February 2013, management recommended and the Compensation Committee approved a performance based restricted stock unit award to our executive officers and other members of management. Vesting of the target award amount is tied to achievement by the company of a certain combined operating income for 2013 and 2014, with 50% of the target award amount earned if a lower threshold performance level is met, and 125% of the target award amount earned if a higher stretch performance level is met. Upon achievement of the performance target, the shares earned under the award vest in three equal annual installments beginning in February 2015 as an incentive for the executive to remain with the company. Management and the committee believed that the performance targets were set high enough to ensure that the award vests only following meaningful operating income growth. Management and the committee believed that adding performance conditions to the vesting was important to further incentivize our team to increase our profitability and drive long-term stockholder value.

The employees receiving this equity award were chosen based primarily on their position and responsibilities with the company, as well as their past performance. The total amount of this equity award to all employees was generally based on the total compensation expense amount related to equity awards as budgeted by management. The amount of the equity award to each employee, including executive officers, was based on a projected value of equity to be delivered over time and was generally tiered based on the employee’s level within the company. The threshold, target and maximum number of shares that can be earned by the named executive officers are included in the “Grants of Plan-Based Awards for 2013” table below.

Vesting of 2011 Performance Based Equity Awards

In early 2011, the Compensation Committee approved a performance based restricted stock unit award to our management. Vesting of the award was tied to achievement by the company of a certain combined operating income for 2012 and 2013 as follows:

•	one-third of the award would be earned if the threshold level of $390 million was achieved, representing approximately a 25% compound annual growth rate in the three year period 2011-2013;

•	two-thirds of the award would be earned if the target level of $470 million was achieved, representing nearly a 35% compound annual growth rate in the three year period 2011-2013; and

•	all of the award would be earned if the stretch level of $525 million was achieved, representing approximately a 40% compound annual growth rate in the three year period 2011-2013.

The committee set elevated growth targets for this equity award in 2011, based on the company’s then long-term plans, to incentivize management to drive strong operating income growth during the performance period. The company achieved a combined operating income for 2012 and 2013 of $474 million, representing a compound annual operating growth of nearly 35% in the three year period 2011-2013 and above the target performance level for the award of $470 million. As a result, two-thirds of the award was earned, with the earned shares vesting 50% in February 2014 and 50% in February 2015.

Benefits and Perquisites

We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in 2013 for any named executive officer.

Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.

We pay the premiums for supplemental long-term disability insurance for our executive officers. The standard benefit offered to all employees provides long-term disability insurance equal to 60% of their salary; however, the benefit is capped at a maximum benefit of $6,500 per month. The cap results in a lower percentage of salary paid for executive officers under the standard benefit. The supplemental policy brings the total long-term disability insurance benefit for the executive officers closer to the 60% of salary level. For the named executive officers, the supplemental policy provides additional monthly disability benefits of approximately $15,000-$20,000. To avoid reducing the expected benefit to the executive officers, we also provide a tax gross-up to them to cover the income taxes incurred as a result of our paying the premiums on these policies. At Mr. Plank’s request, we do not provide a tax gross-up to him.

Other Compensation Practices

Equity Grant Practices

During 2013, equity awards were granted to executive officers at one of our regularly scheduled Compensation Committee meetings. Our practice is to grant stock options with an exercise price equal to the closing market price of our Class A Stock on the grant date. We have not had any program, plan or practice to select stock option grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive when the stock price increases over the exercise price for the stock option.

Hedging and Pledging

Our Board has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of Under Armour stock by engaging in short sales or purchasing and selling of derivative securities relating to Under Armour stock. No director or executive officer of the company has any shares pledged as security.

Change in Control Severance Agreements

We have a change in control severance agreement with all of our executives except for our CEO, Mr. Plank. The purpose of the agreement is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control.

The agreements generally provide severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within one year after the change in control, generally referred to as a “double trigger.” The agreements do not provide for a tax gross-up.

The primary benefit offered under the agreements is severance in an amount equal to one year’s salary and annual incentive award plus a pro-rata annual incentive award for the year in which the employment ends. The executive must agree to not compete against the company for one year in order to receive these benefits. The agreements have a fixed two-year term with no automatic renewal of the term. In late 2013, the Compensation Committee and the Board reviewed the agreements and a summary prepared by our management on change in control severance benefits offered by other public companies in our line of business, and decided that the agreements were reasonable and should be extended for an additional two years through the end of 2015.

Deductibility of Executive Compensation

Management and the Compensation Committee consider, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1,000,000. The limitation applies to such compensation paid in a given year to our CEO and the three other most highly compensated executive officers (excluding the chief financial officer) named in the summary compensation table provided that the executive officer is employed by us as an executive officer as of the end of that year.

We intend for awards paid by us pursuant to our annual incentive plan to qualify as performance-based compensation that will not be subject to the limitations on tax deductibility under Section 162(m). The tax deductions related to vesting of performance based restricted stock unit awards granted beginning in 2012, and related to the exercise of stock options, also qualify as performance-based compensation and thus are not subject to these limitations on tax deductibility. Although we are able to record compensation expense for federal income tax purposes for other restricted stock awards in the year when the restricted stock award vests, the expense related to these outstanding restricted stock awards will be subject to these limitations on tax deductibility if the executive is subject to these limitations in the year of vesting.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.

Harvey L. Sanders, Chairman

Douglas E. Coltharp

Anthony W. Deering

2013 Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued in the applicable years to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated executive officers in 2013. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation for 2013” below. For additional information regarding performance based stock awards granted each year and how the awards are presented in the table, please see Note (1) to the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kevin A. Plank Chairman of the Board and Chief Executive Officer	2013 2012 2011	26,000 26,000 26,000	0 0 0	784,226 0 0	0 0 0	2,375,000 1,500,000 1,100,000	3,262 3,623 3,417	3,188,488 1,529,623 1,129,417

Brad Dickerson Chief Financial Officer	2013 2012 2011	500,000 460,000 400,000	0 0 0	392,113 0 0	0 0 0	475,000 276,000 165,000	15,662 14,555 8,111	1,382,775 750,555 573,111

Kip J. Fulks Chief Operating Officer and President of Product	2013 2012 2011	556,200 540,000 525,000	0 0 0	392,113 0 0	0 0 1,977,000	528,390 324,000 288,750	5,567 6,048 5,251	1,482,270 870,048 2,796,001

Henry B. Stafford President of North America	2013 2012 2011	545,900 530,000 515,000	0 0 0	392,113 0 0	0 0 0	518,605 278,250 212,438	10,123 11,113 19,446	1,466,741 819,363 746,884

Byron K. Adams, Jr. (6) Senior Advisor to the Chairman	2013 2012 2011	515,000 500,000 125,000	0 0 350,000	392,113 0 2,980,650	0 0 0	498,250 250,000 67,055	38,585 57,891 251,776	1,433,948 807,891 3,774,481

(1)	Values not included in the table: In 2011, 2012 and 2013, the Compensation Committee approved awards with vesting tied to company performance. SEC disclosure rules require us to present in the table above the fair value of each award as of the grant date. For the 2011 and 2012 awards, the performance measurement period was two years and the period did not begin until the year following the year the award was granted. Due to the long-term performance period and the challenging performance targets, achievement of the performance conditions was not deemed probable during the periods the awards were granted. Therefore, the fair value of the 2011 and 2012 awards was measured as $0 as of the grant date of each award.

However, for the 2013 awards, the performance measurement period was two years, and the period began in the year the award was granted. Achievement of the “threshold” performance condition was deemed probable during the period the awards were granted and accordingly, the threshold level value, or 50% of the target value is included in the table for these awards.

In order to provide a year-over-year comparison of the value of each stock award, presented below are the fair values of the 2011, 2012 and 2013 awards at grant date assuming achievement of the threshold level of performance conditions for these performance awards.

Name	2011 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2012-2013) ($)	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)
Kevin A. Plank	441,000	1,027,440	784,226
Brad Dickerson	352,350	513,720	392,113
Kip J. Fulks	587,250	513,720	392,113
Henry B. Stafford	200,970	411,024	392,113
Byron K. Adams, Jr.	322,850	513,720	392,113

Below are the fair values of the 2011, 2012 and 2013 awards at grant date assuming achievement of the highest or “stretch” level of performance conditions for these performance awards.

Name	2011 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2012-2013) ($)	2012 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)	2013 Performance Based Restricted Stock Unit Award (Based on Operating Income for 2013-2014) ($)
Kevin A. Plank	1,323,000	2,568,600	1,960,565
Brad Dickerson	1,057,050	1,284,300	980,282
Kip J. Fulks	1,761,750	1,284,300	980,282
Henry B. Stafford	602,910	1,027,560	980,282
Byron K. Adams, Jr.	968,550	1,284,300	980,282

We ultimately achieved the “target” level of performance conditions for the 2011 awards based on our combined operating income for 2012 and 2013 with 2012 operating income increasing 28.2% over the prior year and 2013 operating income increasing 27.0% over the prior year. The performance period for the 2012 awards continues through the end of 2014.

(2)	The equity grants included in this table are further described under “Compensation Discussion and Analysis” above or in the “Grants of Plan-Based Awards for 2013” or “Outstanding Equity Awards at 2013 Fiscal Year-End” tables below. We have disclosed the assumptions made in the valuation of the stock and option awards in “Stock-Based Compensation” under Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Reflects the grant date fair value for the option award.
(4)	Reflects the amounts earned under our annual cash incentive plan for the applicable year. For discussion of the 2013 plan, see “Compensation Discussion and Analysis” above.
(5)	All Other Compensation for 2013 includes the following items:

Name	Insurance Premiums ($)(a)	Matching Contributions Under 401(k) Plan ($)	Tax Reimbursements ($)(b)
Kevin A. Plank	2,482	780	0
Brad Dickerson	4,050	7,650	3,962
Kip J. Fulks	2,814	0	2,753
Henry B. Stafford	3,216	3,761	3,146
Byron K. Adams, Jr.	15,608	7,708	15,269

(a)	The insurance premiums are for supplemental disability insurance for the named executive officers. This insurance provides approximately $15,000 to $20,000 per month, depending on the executive, in disability insurance until normal retirement age and supplements the disability insurance offered to employees generally, which provides a maximum of $6,500 per month.
(b)	The tax reimbursements are a gross-up amount to cover taxes on disability insurance premiums reflected in the table. We do not provide a tax gross-up to Mr. Plank at his request.
(6)	Mr. Adams joined our company in October 2011. His annual salary for 2011 was set at $500,000 and he was granted an equity award with time based vesting (in addition to the performance based awards described in Note (1) to the table).

Grants of Plan-Based Awards for 2013

The following table contains information concerning: (1) possible payments to the named executive officers under our 2013 annual cash incentive plan approved by the Compensation Committee in early 2013; and (2) estimated equity award payouts to the named executive officers in 2013 under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin A. Plank		500,000	1,500,000	2,500,000
	2/13/13				16,104	32,207	40,258	784,226
Brad Dickerson		100,000	300,000	500,000
	2/13/13				8,052	16,104	20,129	392,113
Kip J. Fulks		111,240	333,720	556,200
	2/13/13				8,052	16,104	20,129	392,113
Henry B. Stafford		109,180	327,540	545,900
	2/13/13				8,052	16,104	20,129	392,113
Byron K. Adams, Jr.		103,000	309,000	515,000
	2/13/13				8,052	16,104	20,129	392,113

(1)	As more fully described in “Compensation Discussion and Analysis” above, executives were eligible for a possible cash award for 2013 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for Mr. Plank was $1,500,000 and the target incentive award for the other named executive officers was 60% of base salary paid during the year. The threshold award was approximately 33% of the target award amount, and the maximum award was approximately 167% of the target award amount.
(2)	These performance based restricted stock unit awards vest based on our company achieving a certain combined operating income for 2013 and 2014. There are three performance levels for this award. The target number of shares is earned if the target performance level is achieved, 50% of the target number is earned if a lower threshold level is achieved and 125% of the target number is earned if a higher stretch level is achieved. Upon achievement of the performance target and subject to continued employment, the award amount earned will vest in three equal annual installments beginning in February 2015. If the threshold level is not achieved, the award will be forfeited. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour. Dividend equivalents are not paid on performance based restricted stock units.
(3)	See Note (1) to the “2013 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units granted in 2013.

Employment Agreement

We do not have an employment agreement with any of our named executive officers.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table contains information concerning unexercised stock options and restricted stock or restricted stock units that were not vested for the named executive officers as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kevin A. Plank	0	0			26,666	2,327,942	60,000(4)	5,238,000
							40,258(5)	3,514,523

Brad Dickerson	12,000		$21.83	2/20/2018	20,000	1,746,000	30,000(4)	2,619,000
	31,000		$6.86	3/9/2019			20,129(5)	1,757,262
	42,000	42,000	$14.21	3/8/2020

Kip J. Fulks	18,000	18,000	$14.21	3/8/2020	33,333	2,909,971	30,000(4)	2,619,000
	50,000	50,000	$37.85	11/20/2021			20,129(5)	1,757,262

Henry B. Stafford	99,000	42,500	$16.26	5/31/2020	32,000	2,793,600	24,000(4)	2,095,200
							20,129(5)	1,757,262

Byron K. Adams, Jr.	1,528	0	17.85	5/30/16	65,000	5,674,500	30,000(4)	2,619,000
							20,129(5)	1,757,262

(1)	Mr. Dickerson’s 42,000 unvested options and Mr. Fulks’ 18,000 unvested options each vest in one remaining installment in February 2014. These options vest sooner upon a change in control. Mr. Fulks’ 50,000 unvested options vest in two remaining equal annual installments beginning in November 2014. Mr. Stafford’s 42,500 unvested options vest in one remaining installment in June 2014. For these unvested options, any of the options that vest within twelve months following a change in control of Under Armour, vest upon the change in control. All options vest sooner upon death or disability.
(2)	Unless otherwise noted below, subject to continued employment, 50% of the shares will vest in February 2014 and the remaining 50% will vest in February 2015. These shares vest sooner upon death, disability or a change in control of Under Armour. With respect to 20,000 of Mr. Stafford’s restricted stock, vesting will occur in one remaining installment in May 2014. With respect to 45,000 of Mr. Adams’ restricted stock units, vesting will occur in two remaining equal annual installments beginning in November 2014.
(3)	Based on $87.30 per share (the closing price of our Class A Stock on December 31, 2013).
(4)	These performance based restricted stock unit awards granted in 2012 vest based on our company achieving a certain combined operating income for 2013 and 2014. There are three performance levels for this award. The target number of shares is earned if the target performance is achieved, 50% of the target number is earned if a lower threshold level is achieved and 125% of the target number is earned if a higher stretch level is achieved. Upon achievement of the performance target and subject to continued employment, 50% of the award amount earned will vest in February 2015 and the remaining 50% will vest one year later. If the threshold level is not achieved, the award will be forfeited. All of the shares vest sooner upon death or disability or upon a change in control of Under Armour. The number of restricted stock units shown is the maximum number of shares that could vest under the award.
(5)	See Note (2) to the “Grants of Plan-Based Awards for 2013” table above for the performance based vesting terms of these restricted stock units granted in 2013. The number of restricted stock units shown is the maximum number of shares that could vest under the award.

Option Exercises and Stock Vested in 2013

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin A. Plank	0	0	0	0
Brad Dickerson	24,000	1,329,867	0	0
Kip J. Fulks	0	0	0	0
Henry B. Stafford	0	0	20,000	1,227,600
Byron K. Adams, Jr.	0	0	22,500	1,879,875

(1)	Value realized represents market value at exercise less the exercise price.
(2)	Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Nonqualified Deferred Compensation for 2013

The table below sets forth information concerning our deferred compensation plan for each named executive officer during 2013.

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at 12/31/2013 ($)
Kevin A. Plank	0	0	211,241	0		1,356,195
Brad Dickerson	0	0	23,689	0		122,177
Kip J. Fulks	0	0	4,985	(263,050	)(1)	0
Henry B. Stafford	0	0	0	0		0
Byron K. Adams, Jr.	0	0	0	0		0

(1)	Represents a scheduled withdrawal in accordance with Mr. Fulks’ previously established distribution election.

The Compensation Committee administers the plan. The plan allows a select group of management or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 10% to 75% of their annual base salary and 10% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given year by June 30th of the year for which incentive awards are earned. For example, to defer any 2013 incentive award that might be payable in early 2014, employees must have made an election by June 30, 2013. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.

The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under this plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan will be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. We make no other contributions to the plan.

We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We contribute to a grantor trust in order to provide us with a source of funds for the benefits payable to participants under the plan. The assets in the trust are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.

The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date. Employees may also elect to receive a distribution upon retirement in a lump sum or in annual installments over a period of two to ten years, as elected at the time of deferral. If an employee becomes disabled, we pay distributions in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. If an employee leaves the company, we pay distributions in a lump sum six months following termination of employment. If an employee dies, we pay distributions in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are quantified assuming the termination of employment or change in control occurred on December 31, 2013. The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. This table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation for 2013” above.

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)
Kevin A. Plank
• Change in Control			11,080,465	11,080,465
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control				0
• Termination of employment for any other reason in connection with a Change in Control				0
• Disability			11,080,465	11,080,465
• Death			11,080,465	11,080,465

Brad Dickerson
• Change in Control			9,192,042	9,192,042
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,500,000	15,063		1,515,063
• Termination of employment for any other reason in connection with a Change in Control	500,000			500,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	300,000			300,000
• Disability			9,192,042	9,192,042
• Death			9,192,042	9,192,042

Name	Cash Severance ($)	Benefits ($)	Acceleration of Vesting of Equity Awards ($)	Total ($)

Kip J. Fulks
• Change in Control			9,838,228	9,838,228
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,668,600	15,063		1,683,663
• Termination of employment for any other reason in connection with a Change in Control	556,200			556,200
• Termination of employment for any reason with Under Armour enforcing a non-compete	333,720			333,720
• Disability			11,074,603	11,074,603
• Death			11,074,603	11,074,603

Henry B. Stafford
• Change in Control			9,665,262	9,665,262
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,637,700	14,781		1,652,481
• Termination of employment for any other reason in connection with a Change in Control	545,900			545,900
• Termination of employment for any reason with Under Armour enforcing a non-compete	327,540			327,540
• Disability			9,665,262	9,665,262
• Death			9,665,262	9,665,262

Byron K. Adams, Jr.
• Change in Control			10,050,762	10,050,762
• Termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control	1,545,000	15,063		1,560,063
• Termination of employment for any other reason in connection with a Change in Control	515,000			515,000
• Termination of employment for any reason with Under Armour enforcing a non-compete	309,000			309,000
• Disability			10,050,762	10,050,762
• Death			10,050,762	10,050,762

Definitions

In the change in control severance agreements and for the equity awards, the term “change in control” is generally defined as:

•

any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Kevin A. Plank or his immediate family members;

•	a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

•

the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or

•	the consummation of the sale or disposition by us of all or substantially all of our assets.

In the change in control severance agreements, the term “cause” is generally defined as:

•	material misconduct or neglect in the performance of duties;

•

any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;

•	use of illegal drugs;

•	material breach of our code of conduct;

•	any act that results in severe harm to us, excluding any act in good faith reasonably believed to be in our best interests; or

•	material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.

In the change in control severance agreements, the term “good reason” is generally defined as:

•	a diminishment in the scope of duties or responsibilities;

•	a reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;

•	relocation more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;

•	a failure by any successor to Under Armour to assume the agreement; or

•	a material breach by us of any of the terms of the agreement.

Benefits and Payments

Upon a Change in Control

For awards granted in or prior to 2013, all restricted stock and restricted stock units and all performance based stock options vest upon a change in control and a portion of all other stock options vest upon a change in control. The amounts reflect the value of restricted stock and restricted stock units on December 31, 2013 and, for stock options that vest, the value of the stock covered by the option on December 31, 2013 less the exercise price. See “Outstanding Equity Awards at 2013 Fiscal Year-End” table for the equity awards that vest upon a change in control.

Upon termination of employment without Cause or by Executive for Good Reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated without Cause or by the executive for Good Reason in connection with a change in control, the executive would receive:

•

accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant);

•

a pro-rata bonus for the year in which the change in control occurs at the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment;

•

a lump sum payment equal to the sum of (1) the annual base salary of the executive at the highest rate in effect during the twelve month period following the change in control and (2) the higher of the average bonus paid in the two years prior to termination of employment or the target bonus (assumed in this case to be the maximum bonus) for the year of such termination of employment; and

•

for a period of up to one year after the date of termination, continuation of certain medical, life insurance and other welfare benefits unless the executive becomes eligible for another employer’s benefits that are substantially similar.

As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates.

Upon termination of employment for any other reason in connection with a Change in Control

Under the change in control severance agreements, if the executive’s employment is terminated for any other reason, other than Cause or for Good Reason, the executive is entitled to:

•

accrued but unpaid salary and vacation pay (no amounts assumed because salary is paid every two weeks and unused vacation days do not carry over from year to year, making payments unlikely or insignificant); and

•	a pro-rata bonus for the year in which the change in control occurs (assumed in this case to be the maximum bonus).

Termination of employment for any reason with Under Armour enforcing a non-compete

Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.

Disability

All restricted stock, restricted stock units and stock options vests upon the executive’s disability.

The named executive officers are covered by a supplemental long-term disability insurance policy that provides an additional benefit beyond the standard benefit offered to employees generally (standard benefit is up to $6,500 monthly). If executives had become disabled, they would have received the following monthly supplemental disability insurance payments until age 65: Mr. Plank, $15,600; Mr. Dickerson, $15,627; Mr. Fulks, $15,000; Mr. Stafford, $15,000; and Mr. Adams, $20,000. Monthly disability payments are not included in the above table because they are paid under a disability insurance policy and not by us.

Death

All restricted stock, restricted stock units and stock options vest upon the executive’s death.

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

(Proposal 2)

We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative.

At our 2013 Annual Meeting of Stockholders, 99% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The Compensation Committee believes the results of the 2013 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of stockholders when considering the design and implementation of executive compensation programs.

The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?

The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A Stock. The information is provided as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,935,598	16.22	11,146,678
Equity compensation plans not approved by security holders	960,000	18.50	—

The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 2,799,463 restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.

The number of securities remaining available for future issuance includes 9,669,390 shares of our Class A Common Stock under our Amended and Restated 2005 Omnibus Long-Term Incentive Plan (“2005 Stock Plan”) and 1,477,288 shares of our Class A Common Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, the 2005 Stock Plan authorizes the issuance of restricted and unrestricted shares of our Class A Common Stock and other equity awards. We have disclosed the material features of the plan in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 31, 2013 (our 2013 10-K).

The number of securities issued under equity compensation plans not approved by security holders includes 960,000 fully vested and non-forfeitable warrants granted in 2006 to NFL Properties LLC as partial consideration for footwear promotional rights. We have disclosed the material features of the warrants in Note 12 to the Consolidated Financial Statements included in our 2013 10-K.

TRANSACTIONS WITH RELATED PERSONS

Certain immediate family members of our directors and executive officers are employees of Under Armour. The following immediate family members were employed by us in 2013. The list includes only those employees with annual compensation in 2013 exceeding $120,000. For purposes of this list, immediate family members include a spouse, parent, stepparent, child, stepchild, sibling, mother or father-in-law, son or daughter-in-law, and brother or sister-in-law: Koby Fulks, Senior Manager of Hunt/Fish Marketing and brother to Kip Fulks, our Chief Operating Officer and President of Product, $135,743 (includes his 2013 salary and 2013 bonus paid in early 2014).

A company owned by Kevin Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when it is used by Kevin Plank or other persons for our business purposes. In 2013, we paid a fixed monthly lease payment of $100,000, or $1,200,000, to the company for our business use of the aircraft. Beginning in 2014 the fixed monthly lease payment was increased to $133,333. We determined that the lease payment rates are below the fair market value lease rate for this aircraft based on a third party appraisal. The Audit Committee approved these lease terms in accordance with our policy on transactions with related persons. The committee determined these lease terms were reasonable and that we would benefit by the use of the aircraft for company business.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Corporate Governance Guidelines require that any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer, be approved by our Board of Directors. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The committee has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the committee shall review and approve or ratify transactions with related persons and any material changes to such transactions. The policy further provides that in determining whether to approve or ratify such a transaction, the committee may consider the following factors:

•	whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of a non-management director; and

•

whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.

To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee will not be required to ratify or approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member.

INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the year ending December 31, 2014. Representatives of PwC are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for 2013 and 2012 for services rendered to Under Armour were as follows:

	2013	2012
Audit Fees	$1,413,795	$1,209,838
Audit-Related Fees	—	—
Tax Fees	161,327	90,704
All Other Fees	87,896	4,500

Audit Fees

Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, for reviews of our quarterly financial statements and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

When paid, audit-related fees generally are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. We had no such fees for 2013 or 2012.

Tax Fees

When paid, tax fees generally are for tax planning and tax advice. For 2012 and 2013, tax fees primarily included assistance with a tax credit review and consulting on customs valuations.

All Other Fees

All other fees are for other permissible work by PwC that does not meet the above category descriptions. The fees cover certain compliance and advisory services and subscriptions.

Pre-Approval Policies and Procedures

As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy provides that the committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee should be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chairman of the committee.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.

The Audit Committee has reviewed and discussed our 2013 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by applicable auditing guidance.

The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the 2013 audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC. The Board of Directors approved this recommendation.

A.B. Krongard, Chairman

Douglas E. Coltharp

Anthony W. Deering

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 3)

Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2014. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for 2013 and 2012, are described under the caption “Independent Auditors” in this Proxy Statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file initial reports of ownership of our stock and reports of changes in such ownership with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our executive officers, directors and greater than 10% stockholders, all required filings pursuant to Section 16(a) were timely made during 2013.

STOCKHOLDER PROPOSALS

Stockholder proposals to be included in our Proxy Statement pursuant to SEC rule 14a-8 for our 2015 Annual Meeting of Stockholders must be received by the Secretary of Under Armour on or before November 21, 2014.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2015 Annual Meeting of Stockholders, but which will not be included in the Proxy Statement for such meeting, must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give timely written notice to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the first anniversary of the date of the mailing of the notice of the previous year’s Annual Meeting of Stockholders. For the 2015 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no earlier than October 28, 2014 and no later than December 27, 2014. However, if we delay or advance mailing notice of the 2015 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2014 notice mailing, then such stockholder notice of proposal must be delivered to the Secretary of Under Armour not less than 90 days nor more than 150 days prior to the date of mailing of the notice for the 2015 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2015 Annual Meeting, if that date is later).

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Kevin A. Plank

02 Byron K. Adams, Jr.

03 Douglas E. Coltharp

04 Anthony W. Deering

05 A.B. Krongard

06 William R. McDermott

07 Eric T. Olson

08 Harvey L. Sanders

09 Thomas J. Sippel

The Board of Directors recommends you vote FOR proposals 2 and 3:

For Against Abstain

2 To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation” section of the proxy statement, including the Compensation Discussion and Analysis and tables.

3 Ratification of Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000201087_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

UNDER ARMOUR, INC. Annual Meeting of Stockholders May 13, 2014, 10:00 AM

This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 13, 2014, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

0000201087_2 R1.0.0.51160

UNDER ARMOUR, INC. ATTN: CORPORATE SECRETARY 1020 HULL STREET

BALTIMORE, MD 21230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Kevin A. Plank 02 Byron K. Adams, Jr. 03 Douglas E. Coltharp 04 Anthony W. Deering 05 A.B. Krongard

06 William R. McDermott 07 Eric T. Olson 08 Harvey L. Sanders 09 Thomas J. Sippel

The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain

2 To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the “Executive Compensation”

section of the proxy statement, including the Compensation Discussion and Analysis and tables.

3 Ratification of Appointment of Independent Registered Public Accounting Firm.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000201085_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

UNDER ARMOUR, INC. Annual Meeting of Stockholders May 13, 2014, 10:00 AM

This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and John P. Stanton, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour to be held on May 13, 2014, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted “FOR” all Nominees under Proposal 1 and “FOR” Proposals 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

0000201085_2 R1.0.0.51160